Exhibit 99.1

CTI Opens Enrollment for PERSIST-2 Phase 3 Trial of Pacritinib for Patients with Myelofibrosis Who

Have Low Platelet Counts

- This Trial, Together with PERSIST-1, to Support Registration in the U.S. and Europe -

SEATTLE, Wash., March 3, 2014–Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today announced the initiation of a Phase 3 clinical trial, known as PERSIST-2, which will evaluate pacritinib, a novel, investigational JAK2/FLT3 inhibitor, in patients with myelofibrosis whose platelet counts are less than or equal to 100,000 per microliter (uL). The trial is expected to enroll up to 300 patients in North America, Europe, Australia and New Zealand within 12 to 14 months. In October 2013, CTI reached agreement with the U.S. Food and Drug Administration (FDA) on a Special Protocol Assessment (SPA) for the PERSIST-2 trial, which is a written agreement between CTI and the FDA regarding the planned design, endpoints and statistical analysis approach of the trial to be used in support of a potential New Drug Application, or NDA, submission. PERSIST-2 is the second of two planned Phase 3 trials in the pacritinib development program for myelofibrosis.

“JAK2 inhibitors have revolutionized the treatment of myelofibrosis by providing patients with an effective way to manage their disease,” said Srdan Verstovsek, MD, PhD, principal investigator of PERSIST-2 and Professor, Leukemia Department, Division of Cancer Medicine, Chief, Section for Myeloproliferative Neoplasms, Leukemia Department, and Director, Clinical Research Center for MPNs, at The University of Texas MD Anderson Cancer Center. “However, I believe there remains a significant unmet medical need for new therapies, particularly for patients who present with or develop thrombocytopenia while on treatment. We are pleased to have the PERSIST-2 trial underway to evaluate the ability of pacritinib to address this issue.”

PERSIST-2 is a randomized, open-label, multi-center clinical trial evaluating pacritinib in patients with myelofibrosis (a myeloproliferative neoplasm and chronic bone marrow disorder) whose platelet counts are less than or equal to 100,000/uL. The trial will evaluate pacritinib as compared to best available therapy, including approved JAK2 inhibitors that are dosed according to the product label for myelofibrosis patients with thrombocytopenia. Patients will be randomized (1:1:1) to receive 200 mg pacritinib twice daily (BID), 400 mg pacritinib once daily (QD) or best available therapy. Under the SPA, the agreed upon co-primary endpoints are the percentage of patients achieving a 35 percent or greater reduction in spleen volume measured by MRI or CT scan from baseline to 24 weeks of treatment and the percentage of patients achieving a Total Symptom Score (TSS) reduction of 50 percent or greater using six key symptoms as measured by the modified Myeloproliferative Neoplasm Symptom Assessment (MPN-SAF TSS 2.0) diary from baseline to 24 weeks. Additional trial details are available at www.clinicaltrials.gov.

“With the initiation of the PERSIST-2 trial, we believe that the registration program for pacritinib is on track for a potential NDA submission in the latter part of 2015,” said James A. Bianco, MD, President and CEO of CTI. “We have seen meaningful clinical benefits and good tolerability with pacritinib in myelofibrosis patients in Phase 2 trials without apparent drug-related thrombocytopenia or anemia. As such, we have had strong interest in site participation for this trial and will work diligently to activate these sites over the next several months.”

Pacritinib Development Program in Myelofibrosis

Based on pacritinib’s efficacy and tolerability profile demonstrated to date, CTI is pursuing a broad approach to advancing this therapy for myelofibrosis patients by conducting two Phase 3 clinical trials: one in a broad set of patients without limitations on blood platelet counts, the ongoing PERSIST-1 trial, and the other in patients with low platelet counts, the PERSIST-2 trial, as described above.

In January 2013, CTI initiated PERSIST-1, which is a 270 patient randomized, open-label, multicenter Phase 3 trial comparing the efficacy and safety of pacritinib with that of best available therapy in patients with myelofibrosis. Best available therapy includes any physician-selected treatment other than JAK inhibitors and there is no exclusion by patient platelet count. The trial is currently enrolling patients at clinical sites in Europe, Australia, Russia and the United States. More details on the PERSIST-1 study can be found at www.clinicaltrials.gov.

About Pacritinib

Pacritinib is an oral tyrosine kinase inhibitor with dual activity against JAK2 and FLT3. The JAK family of enzymes is a central component in signal transduction pathways, which are critical to normal blood cell growth and development, as well as inflammatory cytokine expression and immune responses. Mutations in these kinases have been shown to be directly related to the development of a variety of blood-related cancers, including myeloproliferative neoplasms, leukemia and lymphoma. Pacritinib may offer an advantage over other JAK inhibitors through effective treatment of symptoms while having less treatment-emergent thrombocytopenia and anemia than has been seen in currently approved and in-development JAK inhibitors.

In November 2013, CTI and Baxter International, Inc. (Baxter) entered into a worldwide license agreement to develop and commercialize pacritinib in which CTI and Baxter will jointly commercialize pacritinib in the United States and Baxter has exclusive commercialization rights for all indications outside the United States.

About Myelofibrosis

Myelofibrosis is classified as a myeloproliferative neoplasm and is a chronic bone marrow disorder. Myelofibrosis is caused by the accumulation of malignant bone marrow cells that triggers an inflammatory response, scarring the bone marrow and limiting its ability to produce red blood cells, prompting the spleen and liver to take over this function. Symptoms that arise from this disease include enlargement of the spleen, anemia, extreme fatigue and pain.

About Cell Therapeutics, Inc.

CTI (NASDAQ and MTA: CTIC) is a biopharmaceutical company committed to the development and commercialization of an integrated portfolio of oncology products aimed at making cancer more treatable. CTI is headquartered in Seattle, WA. For additional information and to sign up for email alerts and get RSS feeds, please visit www.CellTherapeutics.com.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of CTI’s securities. Such statements include, but are not limited to, statements regarding CTI’s expectations with respect to the development of CTI and its product and product candidate portfolio, the expected duration and size of, and location of trial centers for, the PERSIST-2 trial, the expected efficacy and potential benefits of pacritinib and the possibility of a potential NDA submission for pacritinib in 2015. Risks that contribute to the uncertain nature of the forward-looking statements include, among others, risks associated with the biopharmaceutical industry in general and with CTI and its product and product candidate portfolio in particular including, among others, risks associated with the following: that CTI cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that CTI cannot predict or guarantee the outcome of preclinical and clinical studies, that the PERSIST-2 clinical trial will not occur as planned, that CTI may not obtain favorable determinations by other regulatory, patent and administrative governmental authorities or will not be in a position to submit regulatory submissions as or when projected, that CTI may experience delays in the commencement of preclinical and clinical studies, risks related to the costs of developing pacritinib and CTI’s other product candidates, and other risks, including, without limitation, competitive factors, technological developments, that CTI’s operating expenses continue to exceed its net revenues, that CTI may not be able to sustain its current cost controls or further reduce its operating expenses, that CTI may not achieve previously announced goals and objectives as or when projected, that CTI’s average net operating burn rate may increase, that CTI will continue to need to raise capital to fund its operating expenses, but may not be able to raise sufficient amounts to fund its continued operation as well as other risks listed or described from time to time in CTI’s most recent filings with the Securities and Exchange Commission on Forms 10-K, 10-Q and 8-K. Except as required by law, CTI does not intend to update any of the statements in this press release upon further developments.

Source: Cell Therapeutics, Inc.

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Contacts:

Monique Greer

+1 206-272-4343

mgreer@ctiseattle.com

Ed Bell

+1 206-282-7100

ebell@ctiseattle.com

In Europe:

CTI Life Sciences Limited, Milan Branch

Laura Villa

+39 02 89659706

lvilla@cti-lifesciences.com

CTI_EUInvestors@CTI-Lifesciences.com

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